Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2009 FIRST QUARTER RESULTS
HOUSTON — February 9, 2008 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for the fiscal 2009 first quarter ended December 31, 2008.
     Revenues for the first quarter of fiscal 2009 were $173.4 million compared to revenues of $197.1 million for the first quarter of fiscal 2008. The Company reported adjusted income from operations of $1.0 million, excluding restructuring charges of $0.4 million, in the first quarter of fiscal 2009. This compares to adjusted income from operations of $2.6 million, excluding restructuring charges of $1.3 million, in the first quarter of fiscal 2008. Please refer to the non-GAAP reconciliation table in the financial tables below for more information.
     Net loss from continuing operations including restructuring charges was $75,000, or a loss of $0.01 per share, in the first quarter of fiscal 2009. For the first quarter of fiscal 2008, net loss from continuing operations including restructuring charges and debt refinancing prepayment penalty was $0.9 million, or a loss of $0.06 per share. The Company reported adjusted net income from continuing operations, excluding restructuring charges, for the first quarter of fiscal 2009 of $0.2 million, or $0.01 per diluted share. This compares to adjusted net income from continuing operations, excluding restructuring charges and debt refinancing prepayment penalty, of $1.3 million, or a $0.09 per diluted share, for the first quarter of fiscal 2008.
     Gross profit margin for the first quarter of fiscal 2009 was 17.1 percent compared to 16.8 percent in the first quarter of fiscal 2008. Sales, general and administrative (“SG&A”) expenses net of restructuring were $28.8 million compared to $30.4 million in the first quarter of fiscal 2008. SG&A expenses net of restructuring as a percentage of revenues were 16.6 percent in this year’s first quarter compared to 15.4 percent a year ago.

     Michael J. Caliel, IES’ President and Chief Executive Officer, stated, “While we are clearly disappointed in our volume and backlog levels for the quarter, we continue to make progress with our cost reduction programs and remain very focused on right-sizing the business to address the current market environment. Our investments in systems and organizational capabilities have yielded savings and productivity gains; however, in the near term, these have been outpaced by the downward shift in our volume.
     “We completed our previously announced operational restructuring in fiscal 2008, whereby we integrated 27 companies into three business segments, and have begun to realize benefits from these actions, which have also helped us during this difficult economic environment. Despite volume declines in all three of our business segments in the first quarter, gross margins rose in our Commercial and Residential segments due to improved execution, our ability to adjust our labor to meet project demands, along with the stabilization of material costs. However, during our 2008 restructuring, we shifted our go to market strategies, which in the near term adversely affected our backlog, primarily in our Industrial segment. We now have the sales resources in place and will focus on building backlog over the remainder of the fiscal year.
     “Additionally, in response to the current economic environment, in the first quarter we began a new restructuring program designed to reduce costs and further consolidate operations within our three business segments. Our plan in fiscal 2009 is to streamline our local project and support operations, which will be managed through regional operating centers, and to capitalize on the investments we made over the past year to further leverage our resources.
     “Combining these actions with our strong balance sheet, expanded surety capacity, national presence, excellent safety record and new sales capabilities, we believe we are well positioned for the anticipated increases in infrastructure spending over the coming years,” concluded Caliel.
FIRST QUARTER SEGMENT DATA
     Revenues for the Commercial segment for the first quarter of fiscal 2009 were $102.0 million at a gross margin of 15.6 percent compared to revenues of $109.7 million at a gross margin of 14.8 percent for the first quarter of fiscal 2008. Revenues for the Industrial segment for the first quarter of fiscal 2009 were $26.0 million at a gross margin of 13.3 percent compared to revenues of $32.1 million at a gross margin of 18.3 percent in the first quarter a year ago. Revenues for the Residential segment for the first quarter of fiscal 2009 were $45.4 million at a gross margin of 22.8 percent compared to revenues of $55.3 million at a gross margin of 19.7 percent in the comparable period a year ago.

BACKLOG
     As of December 31, 2008, backlog was approximately $319 million compared to $337 million as of September 30, 2008 and to $348 million as of December 31, 2007. The overall quality of the backlog has continued to improve year over year, reflecting the Company’s ongoing selectivity regarding new business. The Residential segment experienced improvement in backlog due to an increase in multi-family housing projects, while backlog in both the Commercial and Industrial segments declined primarily due to competitive market pressures, project deferrals and ongoing project selectivity. The Company does not include single family housing or time and material work in backlog.
DEBT AND LIQUIDITY
     Total debt was $28.9 million as of December 31, 2008. As of the end of the first quarter of fiscal 2009, liquidity totaled $55.2 million, with $5.9 million available under the Company’s revolving credit facility and cash of $49.3 million, which is adequate to meet the Company’s operating needs.
SHARE REPURCHASE
     The Company’s board of directors previously authorized the repurchase of up to one million shares of IES common stock in the open market or through privately negotiated transactions through December 2009 and has established a Rule 10b5-1 plan to facilitate this repurchase. As of December 31, 2008, the Company has repurchased a total of 886,360 shares of its common stock for $14.4 million at an average price of $16.24.
EBITDA RECONCILIATION
     The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) and Adjusted EBITDA including restructuring expenses, each of which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are also measures that are used in determining compliance with the Company’s senior secured credit facility. Therefore, Management believes that EBITDA and Adjusted EBITDA provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from Company to Company, so IES’ computations may not be comparable to other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA and Adjusted EBITDA to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q, filed on February 9, 2009.

EBITDA, Adjusted EBITDA and Adjusted Operating Income
(DOLLARS IN MILLIONS)

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007
Continuing Operations:
Net Income (Loss)	$(0.1)	$(0.9)
Interest Expense, net	1.0	4.2
Provision (Benefit) for Income Taxes	(0.0)	(0.4)
Depreciation and Amortization	2.0	2.2

EBITDA from Continuing Operations	$2.9	$5.1

Restructuring Expenses	$0.4	$1.3

Total Adjusted EBITDA from Continuing Operations*	$3.3	$6.4

* Earnings before Interest, Taxes, Depreciation, Amortization, and Restructuring Expenses

Operating Income	$0.6	$1.4
Restructuring Expenses	0.4	1.3

Adjusted Operating Income	$1.0	$2.6

CONFERENCE CALL
     Integrated Electrical Services has scheduled a conference call for Tuesday, February 10, 2009 at 9:30 a.m. Eastern time. To participate in the conference call, dial 303-262-2054 at least 10 minutes before the call begins and ask for the Integrated Electrical Services conference call. A brief slide presentation will accompany the call and can be viewed by accessing the web cast on the Company’s web site. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 17, 2009. To access the replay, dial (303) 590-3000 using a pass code of 11126017#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.
     Integrated Electrical Services, Inc. is a national provider of electrical and communications solutions to the commercial, industrial and residential markets. The Company offers system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

     Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company’s ability to generate sales and operating income; potential defaults under credit facility and term loan, cross defaults under surety agreements, potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling shareholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens, inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry both from third parties and ex-employees; weather related delays; accidents resulting from the physical hazards associated with the Company’s work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and disruptions in or the inability to effectively manage consolidations.
     You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2008, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
     Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.
     General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investor Relations.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Revenues	$173,370	$197,120
Cost of services	143,710	164,085

Gross profit	29,660	33,035
Selling, general and administrative expenses	28,801	30,404
(Gain) loss on asset sales	(103)	(17)
Restructuring charges	392	1,294

Income from operations	570	1,354

Interest and other expense, net	674	2,703

Income (loss) from continuing operations before income taxes	(104)	(1,349)
Provision (benefit) for income taxes	(29)	(429)

Net income (loss) from continuing operations	(75)	(920)

Discontinued operations
Income (loss) from discontinued operations	(29)	252
Provision for (benefit from) income taxes	(14)	129

Net income (loss) from discontinued operations	(15)	123

Net income (loss)	$(90)	$(797)

Basic income (loss) per share:
Continuing operations	$(0.01)	$(0.06)
Discontinued operations	(0.00)	0.01

Total	$(0.01)	$(0.05)

Diluted income (loss) per share:
Continuing operations	$(0.01)	$(0.06)
Discontinued operations	(0.00)	0.01

Total	$(0.01)	$(0.05)

Non-GAAP Reconciliation Table (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended	Three Months Ended
	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Restructuring costs	392	1,294
Debt refinancing prepayment penalties and fees	—	2,329

Total unusual items	392	3,623
Marginal tax effect	62%	62%

Total unusual items, net of tax	243	2,246
Net income (loss) from continuing operations	(75)	(920)

Adjusted net income from continuing operations	168	1,326

Adjusted basic income (loss) per share:
Continuing operations	$0.01	$0.09
Discontinued operations	(0.00)	0.01

Total	$0.01	$0.10

Adjusted diluted income (loss) per share:
Continuing operations	$0.01	$0.09
Discontinued operations	(0.00)	0.01

Total	$0.01	$0.10

Shares used in the computation of earnings (loss) per share:
Basic	14,319	15,092
Diluted	14,319	15,092

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Selected Balance Sheet Data:

	Decmber 31, 2008	September 30, 2008	Decmber 31, 2007
Cash and Cash Equivalents	$49,294	$64,709	$35,657

Restricted Cash — Current	—	—	20,000

Working Capital (including cash and cash equivalents)	131,133	128,993	137,681

Goodwill	4,383	4,395	6,770

Total Assets	286,884	319,776	305,657

Total Debt	28,932	29,644	25,161

Total Stockholders’ Equity	143,592	147,106	152,902

Selected Cash Flow Data:

	Quarter Ended	Quarter Ended
	12/31/2008	12/31/2007
Cash used in operating activities	$(8,160)	$(8,839)

Cash used in investing activities	(2,511)	(2,560)

Cash used in financing activities	(4,744)	(22,640)
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